1.

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 17th day of August, 2021

BETWEEN:

HIVE BLOCKCHAIN TECHNOLOGIES LTD., a company incorporated under the laws of the Province of British Columbia, having its head office at 855 - 789 West Pender Street, Vancouver, BC, V6C 1H2 (the "Company")

OF THE FIRST PART

AND:

UNIMAGE ENTERPRISES LTD., a company incorporated under the laws of the Province of British Columbia having its head office at 555 Burrard Street, Vancouver, British Columbia V7X 1M8 (the "Consultant")

OF THE SECOND PART

AND:

AYDIN KILIC, Businessman, of 320-638 Broughton Street, Vancouver, BC V6G 3K3

(the "Representative")

OF THE THIRD PART

WHEREAS

A. The Company desires to retain the Consultant for the purposes of providing services to the Company in the form of services of the Representative as the President & Chief Operating Officer ("COO") of the Company as described below; and

B. In consideration of, and as a condition to, the Company entering into this Agreement with the Consultant, the Representative has agreed to become a party to this Agreement as hereinafter provided;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

2. APPOINTMENT

2.1 The Company hereby retains the Consultant to assist the Company by providing the services of the Representative as the President and COO of the Company and certain services described below.

2.2 In providing the services hereunder (collectively, the "Services"), the Consultant and Representative will use best efforts to assist the Company with its business, including without limitation:

(a) Assisting and supporting senior management of the Company with its strategy and tactical planning;

(b) Responsibility for the build out and expansion of the Company's assets and operations in Sweden, Iceland, New Brunswick, Quebec, and any other jurisdiction in which the Company may operate;

(c) The functions and responsibilities normally assumed by a President or COO of a company operating in the Company's industry; and

(d) Such other responsibilities and tasks as may be communicated by the Company's Executive Chairman.

(e) The Consultant shall provide the Services for a period of 49 weeks each year from the date the Agreement was signed. The Company shall continue to pay to the Consultant the fees and other compensation provided for in this Agreement during the 3 weeks each year that the Consultant is not required to provide the Services.

3. <u>TERM</u>

3.1 The parties agree that the effective commencement date of this Agreement shall be the date the Agreement was signed and that this Agreement will continue for a term mutually agreed upon by the Company and the Consultant, subject to the right of either the Consultant or the Company to terminate this Agreement as provided for herein.

4. <u>FEES AND OTHER COMPENSATION</u>

4.1 In consideration for the Services provided by the Consultant under this Agreement, the Company will pay to the Consultant the Fee and Award (each as defined below) payable to the Consultant, and provide Stock Options and RSUs (each as defined below) as follows:

(a) $25,000 per month, pro-rated for any partial months that the Consultant is engaged under this Agreement, plus any GST if it is required to be charged by law (the "Fee").

(b) Subject to the approval of the TSX Venture Exchange ("TSXV"), stock options to purchase up to 800,000 common shares of the Company (the "Stock Options"),expiring 10 years after the date of grant pursuant to the Stock Option Plan of the Company, at an exercise price permissible under the policies of the TSXV, and vesting evenly on a quarterly basis in increments of 40,000 Stock Options over a term of 5 years commencing on the date of this Agreement; and → to be issued to Akilic Ventures Ltd.

(c) Subject to the approval of the TSXV, 40,000 restricted share units of the Company (the "RSUs") issued to Akilic Ventures Ltd. (a holding company of which the Representative is the sole beneficial owner) pursuant to the Company's Restricted Share Unit plan, granted upon the signing of this Agreement, and thereafter granted annually every year on the anniversary of this agreement (and each grant of 40,000 RSUs vesting evenly on a quarterly

basis in increments of 10,000 RSUs) over a term of 5 years commencing on the date of this Agreement, for a total of 200,000 RSUs being granted over the term of this Agreement;

(d) In consideration for the Services the Consultant will receive a bonus payment of $25,000 after each fiscal quarter, if the Company had positive cash flow during that fiscal quarter, as determined by the Company's quarterly financial statements (based on the Net Income Before Tax For the Period line item on the Statements of Income and Loss; however excluding depreciation) upon these quarterly financial statements being approved by the board of directors of the Company, and will be payable by the Company immediately upon the date of such approval (the "Award"). For greater certainty, the Consultant will not be eligible to receive an Award for any fiscal quarters where the Company did not have positive cash flow as defined herein. Any Award will be contingent on this Agreement not having been terminated for any reason whatsoever during the relevant fiscal quarter and, for greater certainty, is not earned until the date that such Award is actually determined to be payable to the Consultant (but subject to the Consultant's continued engagement by the Company on the date of payment). For greater certainty, in the event that this Agreement is terminated prior to the date that an Award may have been awarded or would have been paid to the Consultant, then the Consultant shall not be entitled to payment of any portion of such.

(e) In consideration for the Services, the Company will also reimburse the Consultant for reasonable and substantiated expenses incurred on behalf of the Company.

4.2 The Consultant will be responsible for the payment of any and all income taxes, sales taxes, value added, excise, goods and services taxes, employment insurance, and all other taxes, charges and contributions whatsoever now or hereafter payable in connection with any remuneration, compensation and reimbursement whatsoever provided under this Agreement by the Company. Proof of compliance with this requirement will be provided to the Company from time to time upon request. The Consultant and the Representative hereby indemnify and hold the Company harmless from and against all assessments, claims, liabilities, costs, expenses and damages that the Company may suffer or incur with respect to any such taxes and contributions, and the Consultant agrees that the Company may set off any such assessments, claims, liabilities, costs, expenses and damages against any fees or other amounts payable by the Company to the Consultant.

5. <u>INDEPENDENT CONTRACTOR</u>

5.1 The Consultant's relationship with the Company is that of an independent contractor and not that of an employee, and the Representative will for all purposes be an employee of the Consultant and not an employee of the Company. For the avoidance of doubt, neither the Consultant nor the Representative will receive any benefits other than the compensation contained herein from the Company. The Consultant and the Representative may perform the Services remotely.

6. <u>ASSIGNMENT</u>

6.1 Neither the Company nor the Consultant nor the Representative will assign, either directly or indirectly, this Agreement or any of their respective rights or obligations hereunder to any person.

7. <u>RESPONSIBILITIES</u>

7.1 The Representative will report directly to the Executive Chairman of the Company.

7.2 The Services will be performed by the Representative or such other individual as the Company and the Consultant determine from time to time.

7.3 The Consultant and the Representative agree:

(a) to use their best efforts and utmost good faith to perform the Services to the best of their abilities;

(b) to act in and promote the best interests of the Company;

(c) that the Representative will devote sufficient time, care and attention to the business and affairs of the Company as are necessary to properly provide the Services and will not engage in any other employment, consulting or business activity in conflict with the Services without the express written consent of the Executive Chairman of the Company or as provided for in this Agreement;

(d) to comply with all terms of this Agreement; and

(e) to comply with all policies of the Company as the same may be adopted or amended by the Board from time to time, and all directives of the Executive Chairman of the Company.

(f) The Consultant will be entitled to engage in business activities or provide services to other entities (unrelated to the cryptocurrency business) except as otherwise provided in this Agreement.

8. RESTRICTIVE COVENANT

8.1 The Consultant and Representative covenants and agrees that during the term of this Agreement the Consultant and Representative will not (except with the prior express written consent of the Executive Chairman of the Company), directly or indirectly, engage in, be employed by, perform services for, or participate in the operation of, any Competitive Business, including, without limitation, as: (i) as a member of the executive, management or similar capacity; or (ii) as a member of a board of directors, of a Competitive Business except as provided for below. For purposes hereof, the Company, Consultant and Representative agree that "Competitive Business" means the business of acquiring, owning and operating cryptocurrency mining assets. For a period of twelve (12) months from the date that this Agreement ends for any reason whatsoever, the Consultant and Representative will not (except with the prior express written consent of the Executive Chairman of the Company), directly or indirectly, engage in a Competitive Business in the same provinces in Canada or states in the United States of America, or any other countries throughout the world, where the Company has existing cryptocurrency mining assets.

8.2 The Company acknowledges that the Consultant and the Representative provide consulting services to Fortress Technologies Inc. to perform the services of President and Chief Executive Officer, and that the Representative is a beneficial shareholder and a board member of Fortress Technologies Inc. The Company acknowledges that currently Fortress Technologies Inc. does not engage in activity that is a Competitive Business with the Company, and provided that Fortress Technologies Inc. does not engage in any activity subsequent to the signing of this Agreement that is a Competitive Business with the Company, the Company agrees that the Representative may continue to own beneficial shares and retain his position as a board member, and exercise duties as a board member, of Fortress Technologies Inc. following the entering into of this Agreement, provided that the Representative will not stand for re-election to the board of Fortress Technologies

Inc. at the next meeting of shareholders of Fortress Technologies Inc., or otherwise serve as a board member of Fortress Technologies Inc. as and from that date for as long as this Agreement is in effect. The Consultant will, and the Company acknowledges, within three (3) days following the signing of this Agreement give thirty (30) days' notice to Fortress Technologies Inc. of the termination of the consulting services provided by the Consultant and the Representative, and therefore the resignation as the President and Chief Executive Officer of Fortress Technologies Inc. (pursuant to the terms of the Consultant's existing agreement with Fortress Technologies Inc.).

9. TERMINATION OR CHANGE OF CONTROL

9.1 The Company may terminate this Agreement at any time during its term, without compensation for Cause. For the purposes of this Agreement, "Cause" shall be:

(a) any act, omission, or behaviour by the Contractor that would constitute just cause for dismissal of an employee at common law; or

(b) any material breach by the Consultant or Representative of a provision of this Agreement.

9.2 The Company may terminate this Agreement at any time without cause with notice in writing to the Consultant and payment of the amounts provided for herein. The Company shall pay to the Consultant at the date of termination the lump sum amount of $300,000 plus applicable taxes, and shall grant to the Consultant at such date the Stock Options and RSUs which would otherwise have been received by the Consultant pursuant to this Agreement during the one year period following the date of termination, and these Stock Options and RSUs shall be fully vested at the date of grant. The Company further warrants that all vested Stock Options and RSUs will continue to be exercisable for a period of 12 months from the date of termination.

9.3 Neither the Consultant nor the Representative will, as a result of any termination of this Agreement in accordance with this Article 8, be entitled to any other notice, payments or damages except as set out in this Agreement and any monies due, owing and payable to the Consultant hereunder that are unpaid at the effective date of any termination.

9.4 The Consultant may terminate this Agreement by providing the Company with 90 days notice in writing. The Company warrants that all vested Stock Options and RSUs will continue to be exercisable for a period of 12 months from the date of termination.

9.5 The Consultant shall have the right, within ninety (90) days following a Change of Control (as defined below), to terminate this Agreement, by providing the Company with at least thirty (30) days' notice in writing, and the Company shall pay to the Consultant the same compensation as set out in Section 8.2 of this Agreement as if the Company had terminated the Agreement without cause. For purposes of this Agreement, "Change of Control" means:

(a) a transaction or series of transactions whereby directly or indirectly any person or combination of persons acquires a sufficient number of shares or other securities of the Company to affect materially the control of the Company, whether by way of acquisition of previously issued securities or as a result of issuances from treasury, or a combination thereof, and for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following the conversion or exercise thereof, would entitle the holders thereof to cast more than 30% of the votes attaching to all shares or other securities of the Company which may be cast to

elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company;

(b) the approval by the shareholders of the Company of an amalgamation, arrangement, merger or other consolidation or combination of the Company with another entity which requires approval of the shareholders of the Company pursuant to its or their statute(s) of incorporation and pursuant to which the shareholders of the Company will not immediately thereafter own shares or other securities of the successor or continuing entity, which would entitle them to cast more than 30% of the votes attaching to all shares or other securities in the capital of the successor or continuing corporation, which may be cast to elect directors of the Company or the successor or continuing corporation;

(c) approval by the shareholders of the Company of the liquidation, dissolution or winding-up of the Company; or

(d) approval by the shareholders of the Company of the sale, lease or other disposition of all or substantially all of the assets of the Company.

10. <u>NOTICES</u>

10.1 Any notice, payment, or any other instruments that either party may be required or may desire to give or deliver to the other will be conclusively deemed validly given or delivered to and received by the addressee, if delivered personally on the date of such personal delivery or, if mailed, on the third business day after the mailing in British Columbia by Federal Express or other such international express courier, or if delivered via facsimile transmission or via electronic mail, on the day following the day on which it was sent, to the addresses of the parties as indicated in the preamble to this Agreement.

10.2 Any party may, from time to time, advise the other by notice in writing of any change of address of the party giving that notice and from and after the giving of that notice the address therein specified will be conclusively deemed to be the address of the party giving that notice.

11. <u>INDEPENDENT LEGAL ADVICE</u>

11.1 The Consultant and the Representative acknowledge that, in executing this Agreement, they have obtained or had the opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that they have each read, understood and agree to be bound by all of the terms and conditions contained herein.

12. <u>GENERAL</u>

12.1 This Agreement will not be construed against any party by reason of the drafting or preparation hereof.

12.2 This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

12.3 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.4 No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless it is in writing signed by all parties.

12.5 This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and transmitted by facsimile transmission or electronic mail, with the same effect as if the parties had delivered an executed original Agreement.

12.6 The parties hereto on request by the other will execute and deliver all such further documents and instruments and do all such further acts and things as each party may reasonably require to evidence, carry-out and give full effect to the terms, conditions, intent and meaning of this Agreement.

12.7 Time is of the essence of this Agreement.

12.8 This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter herein and supersedes all written or oral prior agreements, discussions or understandings with respect thereto, and all other similar agreements between the parties with respect to the subject matter hereof.

12.9 The Consultant and the Representative will not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding this Agreement.

12.10 If any provision of this Agreement is held invalid or unenforceable, it will be severed and the remaining provisions or portions of this Agreement will be unaffected thereby and will remain in full force and effect.

12.11 The Company confirms and agrees this Agreement has received all necessary required regulatory and corporate consents and approvals.

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IN WITNESS WHEREOF the parties have executed this Agreement this 17 day of August, 2021.

HIVE BLOCKCHAIN TECHNOLOGIES LTD.

Per: ______________________
Name: Frank Holmes
Title: Executive Chairman

UNIMAGE ENTERPRISES LTD.

Per: ______________________
Name: Aydin Kilic
Title: President